12900 Snow Road Parma, OH 44130

N E W S R E L E A S E

CONTACT: Kelly Powell Manager, Investor Relations (216) 676-2000

GrafTech To Report Additional Non-Cash Other Income

Parma, OH – March 7, 2007 – GrafTech International Ltd. (NYSE:GTI) today announced that it expects its income from continuing operations, before tax, to be approximately $3 – 5 million higher than the preliminary and unaudited full year 2006 results previously announced on February 28, 2007. The anticipated increase is primarily due to additional non-cash income related to the remeasurement of non-dollar denominated intercompany loans. The change was identified during the Company’s year end review process. The Company is currently evaluating the impact of this item on its previously reported quarters, which may result in a restatement of prior quarterly financial statements issued in 2006. The Company continues to evaluate the effectiveness of its internal controls over financial reporting to determine if a material weakness exists.

This anticipated remeasurement impacts Other (income) expense, net, in the consolidated statement of operations. Therefore, this non-cash adjustment will result in no impact to the Company’s previously announced preliminary and unaudited income from continuing operations before special items as currency remeasurement is considered by the Company to be a special item. This anticipated remeasurement also impacts Accumulated other comprehensive income in the consolidated balance sheets.

As previously indicated, the Company is continuing its year end review process and expects to file its Annual Report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission on or before the extended March 16, 2007 filing deadline.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 80 countries engaged in the manufacture of steel, automotive products and electronics. The company manufactures graphite electrodes, products essential to the production of electric arc furnace steel. GrafTech also manufactures thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. GrafTech is the leading manufacturer in all of its major product lines, with 11 state of the art manufacturing facilities strategically located on four continents. For additional information on GrafTech International, call 216-676-2000 or visit the company’s website at www.graftech.com. For additional information on GrafTech’s subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our 2006 results and adjustments to previously announced preliminary and unaudited results; the anticipated timing for our filing of our Annual Report on Form 10-K with the SEC, our year end review process, the assessment of our internal controls over financial reporting and our disclosure controls and procedures, and the possibility of the existence of material weaknesses and a restatement of previously reported results. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: the possibility that, in connection with the conclusion of our year end review process and the completion of the year end audit and assessement of internal controls by our auditors, we may determine that additional adjustments to previously announced preliminary and unaudited results are necessary or that weaknesses or deficiencies in internal or disclosure controls exist; the possibility that delays in such conclusion and completion may delay the actual filing of our Form 10-K with the SEC; the possibility of other consequences from such delays, restatements or weaknesses; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.